Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 23, 2009 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2009 OPERATING RESULTS

CLEVELAND, OH, December 23 Hickok Incorporated (OTC Bulletin Board: HICKA.OB), a Cleveland based supplier of products and services for automotive, emissions testing,  locomotive, and aircraft industries, today reported operating results for the fourth quarter and the fiscal year ended September 30, 2009.

For the quarter ended September 30, 2009, the Company recorded a net loss of $48,786 or $.03 per share, compared with a net loss of $868,475 or $.71 per share, in the same period a year ago. Sales in the fourth quarter were $2,047,624, up 44% from $1,424,630 a year ago. The fourth quarter fiscal 2009 benefited from shipments of products for an emissions program in the State of New Jersey with no similar program in the fourth quarter of fiscal 2008.

For the 2009 fiscal year the Company reported a net loss of $3,674,253 or $2.94 per share, compared with a net loss of $769,699 or $.62 per share, in the same prior year period. Sales were $6,062,776, down 50% compared to $12,070,326 a year ago. Fiscal 2009 sales benefited from a small emissions program in the State of New Jersey whilefiscal 2008 sales benefited from the emissions program in the State of California.

Due to its fiscal 2009 loss, the Company was in violation of certain tangible net worth and interest coverage covenants contained in its credit agreement at September 30, 2009.  On December 17, 2009, the Company’s lender advised it that it declined to waive these violations and had elected to terminate the credit agreement, which was scheduled to expire in February 2010. The Company had no outstanding borrowings under this credit facility at any time during fiscal 2009 or at the time of its termination. The Company is currently evaluating other short-term financing alternatives in order to provide an additional source of liquidity.

Robert L. Bauman, President and CEO, said “The fourth quarter revenues were higher but still resulted in a loss.”  He also said, “The fiscal year results are indicative of the tough market conditions we have faced all year and that the Company expects the fiscal 2010 first quarter to also be weak. The Company continues working on a large OEM opportunity that is expected to result in orders in 2010 but the timing remains uncertain. We are also introducing new products in the automotive aftermarket business including one that will add heavy duty vehicle servicers to our customer base and hopefully the OEM uncertainties will be resolved soon so that the Company can move forward.”  He went on to say that “The expense reductions implemented in 2009 have dramatically reduced expenses and that cash flow is not expected to be an issue in the foreseeable future.”

Backlog at September 30, 2009 was $1,199,000, an increase of 51% from the backlog of $794,000 a year earlier. The  increase was due primarily to increased orders in automotive diagnostic products of  $529,000, specifically, $556,000 for automotive diagnostic products to OEM's and $42,000 for non-emission aftermarket products offset in part by a decrease of $69,000 for emission products. Indicator and gauges backlog also declined $124,000.

The Company's financial position remains strong, with current assets of $4,106,654 that are 8.1 times current liabilities, and no long-term debt, and working capital of  $3,602,620. These compare to September 30, 2008 current assets of $6,024,686 that were 9.4 times current liabilities, no long-term debt, and working capital of $5,386,039. At September 30, 2009 shareholder's equity was $4,214,180 or $3.38 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2010, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2009	2008	2009	2008
Net sales	$2,047,624	$1,424,630	$6,062,776	$12,070,326
Income (loss) before Income tax	(48,786)	(719,268)	(1,829,053)	(569,692)
Income (recovery of) taxes	-0-	149,207	1,845,200	200,007
Net income (loss)	(48,786)	(868,475)	(3,674,253)	(769,669)

Basic income (loss) per share	(.03)	(.71)	(2.94)	(.62)
Diluted income (loss) per share	(.03)	(.66)	(2.94)	(.62)

Weighted average shares outstanding	1,248,095	1,248,095	1,248,095	1,239,449